Exhibit 10.3

April 9, 2020

David Sledge

6800 Executive Ct.

Midland, TX 79707

Dear David:

This letter memorializes the understanding between you and ProPetro Holding Corp. (the “Company”) regarding your compensation for your employment as Chief Operating Officer of the Company beginning April 13, 2020 (the “Effective Date”). As of the Effective Date, you will receive an annualized base salary of $361,250 (your “New Annual Base Salary”). Your New Annual Base Salary will not be used for the purpose of calculating any Severance Payment, as defined in that that certain Employment Agreement, entered into between you and the Company as of April 17, 2013 (as amended, the “Employment Agreement”). Instead, any Severance Payment shall be calculated using the greater of your Annual Base Salary prior to the Effective Date and your Annual Base Salary at the time of any qualifying termination of employment. You will remain eligible to earn an annual cash bonus in an amount up to 65% of your New Annual Base Salary; provided, however, that your annual cash bonus opportunity for 2020 will take into account your base salary before and after the Effective Date. As is currently the case, the amount of the Annual Bonus actually paid to you for any given calendar year remains subject to the terms and conditions of the ProPetro Holding Corp. Senior Executive Incentive Bonus Plan, as in effect from time to time and the attainment of the applicable performance targets, as determined in the sole discretion of the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company. In addition, the value and terms and conditions of any future awards granted to you under the ProPetro Holding Corp. 2017 Incentive Award Plan will continue to be determined by the Compensation Committee in its sole discretion.

This letter shall be deemed to amend the Employment Agreement, as of the Effective Date, to the extent any provision of your Employment Agreement is inconsistent with this letter. All other provisions of the Employment Agreement shall remain in full force and effect. In signing below, you hereby explicitly consent to the changes described in this letter, and in return for your continued employment as described above, you hereby waive any and all rights you may have to terminate your employment with the Company or its Affiliates (as such term is defined in the Employment Agreement) for Good Reason (or similar or related definitions) as a result of these changes (including any right to receive any payments or benefits pursuant to the Employment Agreement or any other plan, program, or agreement sponsored or maintained by the Company or any of its Affiliates (collectively, the “Company Plans”) as a result of these changes). For the avoidance of doubt, execution of this letter will not be deemed to constitute a (i) consent to any future modification to your responsibilities, duties or compensation that are not described in this letter (such modifications, if any, the “Future Modifications”) or (ii) waiver of your right, if any, to terminate your employment with the Company or its Affiliates for Good Reason pursuant to the terms of your Employment Agreement or any other Company Plan as a result of any Future Modifications.

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor shall this letter limit the rights of the stockholders of the Company under the Company’s Bylaws.

Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

PROPETRO HOLDING CORP.

By:	/s/ Phillip A. Gobe
Name:	Phillip A. Gobe
Title:	Chief Executive Officer and
Chairman of the Board

AGREED AND ACKNOWLEDGED:

/s/ David Sledge
David Sledge

Date:    April 9, 2020

Signature Page to

Letter Agreement with David Sledge